Exhibit 16.1

RBSM LLP

NEW YORK, NY

November 7, 2012

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Innovative Food Holdings, Inc.’s Current Report on Form 8-K dated November 7, 2012, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

/s/ RBSM LLP